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                                                                    EXHIBIT 99.1
                                                                    News Release

                             [GRAPHIC APPEARS HERE]


For Immediate Release                               Contact: Steven E. Wilson
February 28, 2002                                     Chief Financial Officer
                                                                (304)424-8704

                           United Bankshares Announces
                            Stock Repurchase Program

         Richard M. Adams, Chairman and Chief Executive Officer of United Bankshares, Inc. (UBSI), announced that at the February 25, 2002 board meeting, United's Board of Directors approved a new plan to repurchase up to 1.72 million shares of its common stock on the open market effective upon completion of the 2000 repurchase plan.

         The stock repurchase plan represents 4% of the issued and outstanding shares of United. "We are confident in the future of United. We feel that another repurchase plan underscores our commitment to enhancing long-term shareholder value," stated Chairman Adams.

         The timing, price and quantity of purchases under the plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. The repurchase plan, depending upon market conditions, provides capital management opportunities. Shares repurchased under the plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes.

         United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".



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